Exhibit (d)
Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

December 21, 2020

Deutsche Bank Trust Company Americas, as Depositary
60 Wall Street
New York, New York 10005

Re:	Grifols, S.A.

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the “Registration Statement”) relating to American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“Receipts”), each ADS representing one non-voting Class B ordinary share of Grifols, S.A. (the “Company”).

In rendering the opinions set forth herein, we have assumed that (i) the Deposit Agreement, as amended, filed as exhibits to the Registration Statement (the “Deposit Agreement”), will have been duly authorized, executed and delivered by the Company and will constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) the relevant Deposited Securities (as defined in the Deposit Agreement) will have been duly deposited with a custodian under and in accordance with the Deposit Agreement and all applicable laws and regulations, (iii) the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Kingdom of Spain and (iv) insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by Receipts that are duly executed and delivered by the Depositary (as defined in the Deposit Agreement) and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those Receipts.

The foregoing opinion is limited to the laws of the State of New York and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement.  In giving such consent, we do not admit hereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, /s/ Seward & Kissel LLP